          THIS DOCUMENT IS A COPY OF THE EXHIBIT FILED BY THE ISSUER
                  ON OCTOBER 24, 1996 PURSUANT TO A RULE 201
                         TEMPORARY HARDSHIP EXEMPTION.

                            PLEDGE SECURITY AGREEMENT
                            -------------------------


     THIS PLEDGE SECURITY AGREEMENT is made the 10th day of October 1996 by JOSEPH M. LOBOZZO II, an individual with an office at 690 Portland Avenue, Rochester, New York 14621 (the "Pledgor"), to NATIONAL CANADA FINANCE CORP., a Delaware corporation, with an office for the conduct of business at 125 West 55th Street, New York, New York 10019 (the "Secured Party").

     SECTION 1. Pledge and Covenant with respect to Additional Security.

          (A) The Pledgor hereby pledges and grants to the Secured Party a first priority security interest in the following (the "Pledged Collateral") to secure the Obligations (as such term is defined in Section 2 below):
     480,000 common shares of Delta Computec Inc. ("DCI"), a New York corporation (the "Pledged Shares") and the certificates representing the Pledged Shares and any interest of the Pledgor in the entries on the books of any financial intermediary pertaining to the Pledged Shares, and all dividends, cash, options, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares.

          (B) The Pledgor will use his reasonable best efforts to cause DCI to issue to the Secured Party before October 10, 1999 a warrant in substantially the form attached hereto as Exhibit A (the "DCI Warrant") approved by the shareholders of DCI for a number of common shares of DCI (the "Warrant Shares") which when added to the Pledged Shares, will give NCFC rights to 17 1/2% of the issued outstanding common shares of DCI. In the event that the Pledgor is unable to cause DCI to issue the DCI Warrant, the Pledgor agrees to assign to the Secured Party, pursuant to an assignment in substantially the form attached hereto as Exhibit B, a portion of the Pledgor's option issued to the Pledgor in May, 1995 (such portion assigned, the "Assigned Option"), such portion to be for a number of common shares of DCI (the "Option Shares") which when added to the Pledged Shares shall give NCFC rights to 17 1/2% of the issued and outstanding shares of DCI. Collectively, the Pledged Shares and the Warrant Shares or the Option Shares are referred to as the "NCFC Shares". The number of NCFC Shares is subject to adjustment as provided in Section 4 below. The Secured Party acknowledges that it is possible that any Option Shares may be subject to dispute if they are issued to the Pledgor or the Secured Party. In such event, if the Pledgor is ever required to return any Option Shares to DCI, the Secured Party covenants and agrees to return those Option Shares if they are in the possession of, or under the control of, the Secured Party pursuant to this Agreement.

     SECTION 2. Obligations Secured. This Agreement secures, and the Pledged Collateral is collateral security for,


                                                             Page 10 of 21 Pages
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the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of the Security Obligations, as that term is defined in a certain Amended and Restated Promissory Note dated the date hereof by and between DCI and the Secured Party (the "NCFC Note").

     SECTION 3. Delivery of NCFC Shares. All certificates or instruments representing or evidencing the Pledged Shares, and, if ever issued, any Warrant Shares or Option Shares, shall be delivered to the Secured Party and shall be held by the Secured party in accordance with the terms of this Agreement, such certificates or instruments shall be held by the Secured Party pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Secured Party. From and after October 10, 1999, or after an Event of Default and the expiration of any cure period related to such Event of Default, the Secured Party shall have the right, at any time and without notice to the Pledgor, to transfer to or to register in the name of the Secured Party or any of its nominees any or all of the Pledged Shares, and, if ever issued, any Warrant Shares or Option Shares. In addition, from and after October 10, 1999, or after an Event of Default and the expiration of any cure period related to such Event of Default, the Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Shares, and, if ever issued, any Warrant Shares or Option Shares, for certificates or instruments of smaller or larger denominations.

     SECTION 4. Adjustments in NCFC Shares.

          (A) The parties acknowledge that DCI may, from time to time, make partial prepayments on the NCFC Note to the effect that the Principal, as that term is defined in the NCFC Note, may be reduced in amount. In the event that any prepayments are ever made on the NCFC Note prior to October 10, 1999 (a "Collateral Reducing Prepayment"), then, if the Pledged Shares and any Warrant Shares or Option Shares held by NCFC or to which NCFC may be entitled pursuant to the DCI Warrant or the Assigned Option constitute 17 1/2% or more issued and outstanding shares of DCI, the amount of the Pledged Shares, and the amount of any such Warrant Shares or Option Shares, shall be reduced by a fraction, the numerator of which shall be the amount of any Collateral Reducing Prepayment, and the denominator of which shall be the face amount of the NCFC Note immediately prior to the Collateral Reducing Prepayment, the resulting number of whole shares calculated pursuant to this sentence being referred to as the "Returnable Shares".

          (B) If any Collateral Reducing Prepayment occurs, then, at the option of the Pledgor, the amount of any Returnable

                                       2
                                                           Page 11 of 21 Pages
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     Shares which are, at the time of the Collateral Reducing Prepayment, a part of the NCFC Shares, shall be returned promptly to the Pledgor if such shares are Pledged Shares or Option Shares or to DCI if such shares are Warrant Shares.

          (C) Anything to the contrary in this Agreement notwithstanding, the NCFC Shares shall not, at any time, exceed seventeen and one-half percent (17.5%) of the issued and outstanding common shares of DCI in existence at any one time.

     SECTION 5. Representations and Warranties. The Pledgor represents, warrants and agrees as follows:

          (A) The Pledgor is the legal and beneficial owner of all of the Pledged Shares free and clear of any lien except for the lien and security interest created by this Agreement.

          (B) The Pledgor has full power, authority and legal right to pledge all of the Pledged Collateral pursuant to this Agreement.

          (C) No consent of any other party (including, without limitation, stockholders or creditors of the Pledgor), and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Pledgor or (ii) for the exercise by the Secured Party of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral provided for in this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

          (D) The execution, delivery and performance by the Pledgor of this Agreement and consummation of the transactions contemplated hereby do not and will not contravene any law or any contractual obligation binding on or affecting the Pledgor, and do not and will not conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of the Pledgor pursuant to the terms of any contractual obligation binding on or affecting the Pledgor, except for the lien created by this Agreement.

          (E) The Pledgor has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as enforceability

                                       3
                                                           Page 12 of 21 Pages
     may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by the application of general equity principles.

          (F) All of the Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

          (G) The pledge of the Pledged Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Pledged Collateral securing the payment of the Obligations.

          (H) The Pledgor at all times shall be the sole beneficial owner of the Pledged Collateral.

          (I) All information set forth herein relating to the Pledged Collateral is accurate and complete in all material aspects.

     SECTION 6. Supplements, Further Assurances. The Pledgor agrees that at any time and from time to time, at the expense of the Pledgor, the Pledgor shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

     SECTION 7. Voting Rights; Dividends; Etc. (A) As long as no Event of Default, as defined below, and the expiration of any cure period related to such Event of Default has occurred:

          (i) The Pledgor shall be entitled to exercise or direct the exercise of any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement;

          (ii) The Pledgor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all dividends and distributions paid in respect of the Pledged Collateral; provided that any and all dividends and other distributions paid in respect of the Pledged Collateral which are made in the form of equity securities shall be forthwith delivered to the Secured Party to hold as Pledged Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Secured Party, be segregated from the other property or funds of the Pledgor, and be forthwith

                                       4
                                                           Page 13 of 21 Pages
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     delivered to the Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsement); and

          (iii) The Secured Party shall, if necessary, upon written request of the Pledgor, from time to time execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies, dividend payment orders and other instruments as the Pledgor may reasonably request in order to permit the Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 7(A)(i) above.

     (B) Upon the occurrence of an Event of Default, as defined below, and the expiration of any cure period related to such Event of Default:

          (i) All rights of the Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7(A)(i) above shall cease, and all such rights shall thereupon become vested in the Secured Party which shall thereupon have the sole right at its option to exercise such voting and other consensual rights;

          (ii) All rights of the Pledgor to receive the dividends and distributions which it would otherwise be authorized to receive and retain pursuant to Section 7(A)(ii) above shall cease and all such rights shall thereupon become vested in the Secured Party who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends and distributions; and

          (iii) In order to permit the Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to
     Section 7(A)(i) above, the Pledgor shall, if necessary, upon written notice from the Secured Party, from time to time execute and deliver to the Secured Party appropriate proxies, dividend payment orders and other instruments as the Secured Party may reasonably request.

     SECTION 8. Transfers and Other Liens. The Pledgor agrees that it will not
(i) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral, or (ii) create or permit to exist any lien upon or with respect to any of the Pledged Collateral, except for the liens and security interests under or permitted by this Agreement.

     SECTION 9. The Secured Party Appointed Attorney-in-Fact. Upon the occurrence of an Event of Default, and the expiration of any cure period related to such Event of Default, the Pledgor hereby appoints the Secured Party the Pledgor's attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise,

                                       5
                                                           Page 14 of 21 Pages
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from time to time, to take any action and to execute any instrument which the
Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect, as permitted by this Agreement, any instruments made payable to the Pledgor representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

     SECTION 10. Secured Party May Perform. If the Pledgor fails to perform any agreement contained herein after receipt of a written request to do so from the Secured Party, the Secured Party may itself perform or cause performance of, such agreement.

     SECTION 11. Reasonable Care. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equivalent to that which the Secured Party, in its individual capacity, accords its own property consisting of negotiable securities, it being understood that the Secured Party shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, unless the Secured Party has received written notice of such matters, or (ii) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Pledged Shares) to preserve rights against any person with respect to any Pledged Collateral.

     SECTION 12. Events of Default. The occurrence of any Event of Default under the NCFC Note and the expiration of any cure period related to such Event of Default shall constitute an "Event of Default" hereunder.

     SECTION 13. Remedies. Upon the occurrence of an Event of Default and the expiration of any cure period related to such Event of Default:

          (A) (i) The Secured Party may in its sole discretion declare all or any part of the Security Obligations due and payable immediately without demand or notice of any kind irrespective of any other agreement or instrument fixing the maturity thereof.

          (ii) The Secured Party may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the "Code") in effect in the State of New York at that time, and the Secured Party may also, without

                                       6
                                                           Page 15 of 21 Pages
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     notice, except as specified below, and to the extent permitted under applicable law, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Secured Party's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Secured Party may deem commercially reasonable, irrespective of the impact of any of such sales on the market price of any of the Pledged Collateral. To the extent permitted under applicable law, the Secured Party may be the purchaser of any or all of the Pledged Collateral at any such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Secured Party shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (iii) The Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, the Secured Party may be compelled, with respect to any sale of all or any part of the Pledged Collateral and, if ever issued, any Warrant Shares or Option Shares, to limit purchases to those who will agree, among other things, to acquire the Pledged Collateral, the Warrant Shares or the Option Shares for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any sales under such restrictions may be at prices and on terms less favorable to the Secured Party than those obtainable through a sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any sale under such restrictions shall be deemed to have been made in a commercially reasonable manner and that the Secured Party shall have no obligation to engage in sales without such restrictions and no obligation to delay the sale of any Pledged Collateral, Warrant Shares or Option Shares for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if the Pledgor would agree to do so.

                                       7
                                                           Page 16 of 21 Pages
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     (B) If the Secured Party exercises its right to sell any or all of the
Pledged Collateral, and, if ever issued, any Warrant Shares or Option Shares, upon written request, the Pledgor shall furnish and shall cause each issuer of any Pledged Shares, and, if ever issued, any Warrant Shares or Option Shares, to be sold hereunder from time to time to furnish to the Secured Party all such information as the Secured Party may request in order to determine the number of shares and other instruments included in the Pledged Collateral, the Warrant Shares or the Option Shares which may be sold by the Secured Party as exempt transactions under the Securities Act and pursuant to the rules of the Securities and Exchange Commission thereunder, and under applicable state securities laws, as all of the same are from time to time in effect.

     SECTION 14. Application of Proceeds. Any cash held by the Secured Party as Pledged Collateral and all cash proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Secured Party of its remedies as a secured creditor as provided in Section 13 of this Agreement shall be applied promptly from time to time by the Secured Party to payment of the Security Obligations.


     SECTION 15. [Reserved].

     SECTION 16. No Waiver. No failure on the part of the Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are to the fullest extent permitted by law cumulative and are not exclusive of any remedies provided by law.

     SECTION 17. Amendments. None of the terms or provisions of this Agreement may be amended, supplemented, waived or otherwise modified except by an instrument in writing, duly executed by the Pledgor and the Secured Party.

     SECTION 18. Addresses for Notices. Any notices to the Pledgor or to the Secured Party must also be given to DCI. Notices to the Pledgor, the Secured Party and DCI must be in writing, refer specifically to this Agreement, and be delivered by telecopy and confirmed by overnight mail or other nationally recognized overnight delivery service directed to DCI at 900 Huyler Street, Teterboro, New Jersey 07608, ATTENTION: PRESIDENT, and to the Pledgor or the Secured Party, as the case may be, at the address of each stated on the first page of this Agreement, and when forwarded to DCI, with a copy to Edwin M. Larkin, Esq.,

                                       8
                                                           Page 17 of 21 Pages

Jaeckle Fleischmann & Mugel, LLP, Suite 460, 39 State Street, Rochester, New York 14614, when forwarded to the Pledgor, with a copy to Shawn M. Griffin, Esq., Harris, Beach & Wilcox, LLP, 130 Main Street East, Rochester, New York 14604, and when forwarded to the Secured Party with a copy to Walter J. Greenhalgh, Esq., Duane, Morris & Hecksher, One Riverfront Plaza, Suite 500, Newark, New Jersey 07102. Notices shall be deemed delivered only when actually received by an officer of DCI or the Secured Party, or by the Pledgor or the addressee, as the case may be. Telecopy numbers are as follows: the Pledgor
(716) 342-6125; the Secured Party (212) 632-8775; DCI (201) 440-3985; Edwin M.
Larkin (716) 262-4133; Shawn M. Griffin (716) 232-6925; and Walter J.
Greenhalgh, Esq. (201) 733-9881.

     SECTION 19. Governing Law; Terms. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles of conflict of laws thereof.

     SECTION 20. Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.


     SECTION 21. WAIVER OF JURY TRIAL. The Pledgor agrees that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by the Pledgor or any successor or assign of the Pledgor on or with respect to this Agreement or the dealings of the parties with respect hereto, shall be tried only by a court and not by a jury. THE PLEDGOR HEREBY KNOWING, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. Further, the Pledgor waives any right it may have to claim or recover, in any such suit, action or proceeding, any special, exemplar, punitive or consequential damages or any damages other than, or in addition to, actual damages. THE PLEDGOR ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE SECURED PARTY WOULD NOT ENTER INTO THIS DOCUMENT WITH THE Pledgor IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS DOCUMENT.

     SECTION 22. Headings Descriptive. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or construction of any provision of this Agreement.

                                       9
                                                           Page 18 of 21 Pages

     SECTION 23. Reliance by DCI. The Pledgor and the Secured Party shall deliver a copy of this Agreement to DCI which may rely upon it.

     SECTION 24. Negation of Partnership or Joint Venture. No provision contained in this Agreement nor in any other document executed between or among DCI, the Secured Party or the Pledgor shall constitute, or be construed to be or to create, a partnership, joint venture or any other non-lending relationship between DCI, the Secured Party or the Pledgor or any of them. DCI, the Secured Party and the Pledgor specifically acknowledge that no such relationship is intended hereby, and that the Secured Party has entered into this Agreement and all documents entered into in connection with this Agreement solely in its capacity as lender to DCI.

     SECTION 25. Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

     IN WITNESS WHEREOF, the Pledgor and the Secured Party have caused this Agreement to be duly executed and delivered, and intending to be legally bound, as of the date first above written.


                                        /s/ Joseph M. Lobozzo II
                                        ----------------------------------------
                                        JOSEPH M. LOBOZZO II (the "Pledgor")


                                        NATIONAL CANADA FINANCE CORP.
                                             (the "Secured Party")



                                        By: /s/ E. Lynn Forgash
                                           -------------------------------------
                                        Name:
                                        Title:

     DELTA COMPUTEC INC. acknowledges receiving a copy of this Pledge Security Agreement.

                                         DELTA COMPUTEC INC.

                                         By: /s/ Michael Julian
                                           -------------------------------------
                                             Name:
                                             Title:

                                       10
                                                     Pages 19 and 20 of 21 Pages